Q2 2022 Letter to Shareholders August 4, 2022 | yelp-ir.com

Ye lp Q 2 20 22 2 24 Note: Reported figures are rounded; the year-over-year percentage changes are calculated based on reported financial statements and metrics. 1 Refer to the accompanying financial tables for further details and a reconciliation of the non-GAAP measures presented to the most directly comparable GAAP measures. Second Quarter 2022 Financial Highlights > Net revenue was $299 million, up 16% from the second quarter of 2021 and $9 million above the high end of our second quarter business outlook, driven primarily by growth in Advertising revenue as we executed against our strategic initiatives. > Net income was $8 million, or $0.11 per diluted share, compared to Net income of $4 million, or $0.05 per diluted share, in the second quarter of 2021. > Adjusted EBITDA¹ was $67 million, an increase of $3 million, or 6%, compared to the second quarter of 2021 and $12 million above the high end of our second quarter business outlook. Adjusted EBITDA margin¹ decreased two percentage points to 23% from the second quarter of 2021. > Cash provided by operating activities was $18 million during the second quarter, and we ended the quarter with Cash and cash equivalents of $421 million. > In the second quarter we repurchased approximately 1.6 million shares at an aggregate cost of $50 million. > Our second quarter results have heightened our expectations for the year. We now expect Net revenue will be in the range of $1.18 billion to $1.20 billion and Adjusted EBITDA will be in the range of $265 million to $285 million. 19% 17% Net revenue +16% $257M $299M 2Q21 2Q22 Ad Clicks, y/y -11% 2Q21 2Q22 Average CPC, y/y +32% 2Q21 2Q22 Paying Advertising Locations +8% 528k 569k 2Q21 2Q22 Services RR&O Adjusted EBITDA¹ +6% $64M $67M 2Q21 2Q22 M ar gi n 25% 23% Net income +90% $4M $8M 2Q21 2Q22

Ye lp Q 2 20 22 3 24 Dear fellow shareholders, The power of our owned-and-operated ad platform combined with our high-intent audience contributed to another quarter of strong results. Our product-led strategy continued to generate robust advertiser demand for our offerings across a broad set of categories, leading our business to new highs in the second quarter. We delivered record Advertising revenue from both Services businesses as well as through our most efficient sales channels, Self-serve and Multi-location. Strong advertiser demand also drove a record number of Paying advertising locations. These important milestones enabled us to deliver record Net revenue for the quarter and position us to drive momentum through the second half of the year. With a high-performing team and the right strategy in place, we believe that Yelp is a better business than ever and our mission is all the more relevant. As such, we remain confident in our ability to execute against the opportunities ahead and drive profitable growth over the long term. Net revenue increased by 18% year over year +18% Advertising Revenue by Category Advertising Revenue by Sales Channel SMB 2021 2021 $977M $985M $513M $608M $464M $377M 2019 2019 62% 53% 17% 24% 27% 10% Restaurants, Retail & Other Services Multi-Loc LocalSelf-serve Net revenue reached a quarterly record +16% $257M 2Q21 3Q21 4Q21 1Q22 2Q22 $273M $277M $299M $269M

Q2 Results

Advertiser demand for Yelp's high-intent audience and down-funnel ad products remained robust in the second quarter. **Net revenue increased by 8% from the first quarter and by 16% year over year to a quarterly record of $299 million**, $9 million above the high end of our outlook range. At the same time, Net income increased by $9 million from a first quarter Net loss and 90% year over year to $8 million. Adjusted EBITDA increased by 40% from the first quarter and 6% year over year to $67 million, $12 million above the high end of our outlook range as all of our revenue outperformance flowed through to the bottom line.

Underlying this strong top-line performance, our product initiatives drove broad growth across the business. **Paying advertising locations surpassed pre-pandemic levels, increasing by 4% from the first quarter and 8% year over year to a record 569,000**, while average revenue per location also reached a new record. **Advertising revenue from Services businesses increased by 9% from the first quarter and 14% year over year** to a high of $174 million as our monetization efforts contributed to record average revenue per Services location. Advertising revenue from Restaurants, Retail & Other ("RR&O") businesses continued its recovery towards pre-pandemic levels, increasing 6% from the first quarter and 18% year over year to $109 million, largely driven by an increase in Paying advertising locations.

We also made further progress on our initiative to grow sales through our most efficient channels. **Revenue in each of our Self-serve and Multi-location channels grew by approximately 30% year over year.**

Paying advertising locations surpassed pre-pandemic levels to a record


Paying Advertising Locations
569k
4Q19
2Q20
4Q20
2Q21
4Q21
2Q22

Services revenue reached a new high in Q2


Services Advertising Revenue
+14%
+9%
$153M
$157M
$157M
$160M
$174M
2Q21
3Q21
4Q21
1Q22
2Q22

RR&O revenue continued its recovery


RR&O Advertising Revenue
+18%
+6%
$92M
$100M
$104M
$103M
$109M
2Q21
3Q21
4Q21
1Q22
2Q22

4
24
Yelp Q2 2022

Ye lp Q 2 20 22 5 24 Initiatives to drive long-term, profitable growth In the second quarter, our teams remained focused on the opportunities ahead by executing against our broad set of strategic initiatives, which are designed to drive long-term sustainable and profitable growth through product innovation. Grow quality leads and monetization in Services We believe our efforts to differentiate the product experience in our Services categories have led to hundreds of millions of high-intent consumer leads and continued demand for our ad offerings. In the second quarter, Advertising revenue growth from Services businesses increased by 14% year over year and 40% from the second quarter of 2019, driven by revenue from the Home Services category, which grew by 20% year over year and more than 70% from the second quarter of 2019. We achieved this strong growth even as U.S. consumer spending shifted towards travel and leisure in the second quarter, leading to softer consumer demand for Services categories on Yelp. Request-a-Quote requests decreased by approximately 10% year over year, though they remained above pre-pandemic levels as consumers continued to turn to Yelp’s trusted content when making important spending decisions. We continue to see significant opportunities to expand on our progress and drive even more high-quality leads to Services advertisers in the years to come. For example, building off of the long-term success of our Request-a-Quote product and in response to customer feedback, we launched Request-a-Call. This new product allows Yelp users to easily request a phone call directly from Services businesses, which helps to remove initial friction often experienced in the hiring process and provides advertisers with a highly desirable lead type for more complex projects like home renovations. We also expanded our project-specific search filters to more than 80 categories to better match consumers with the right service providers. $124M $110M $153M 2Q19 2Q20 2Q21 2Q22 +40% +14% Advertiser demand in Services remained robust in Q2 Services Advertising Revenue 2Q19 2Q20 2Q21 2Q22 +70% +20% The Home Services category continued to be a key contributor to Services performance Home Services Revenue Request-a-Call helps remove friction in the Services hiring process $174M

Ye lp Q 2 20 22 6 24 Drive sales through the most efficient channels Our most efficient channels, Self-serve and Multi-location, continued to gain share from our Local sales channel, together representing approximately 49% of Advertising revenue in the second quarter. Performance marketing, together with claim and purchase flow optimizations, again contributed to record customer acquisition through our Self-serve channel in the second quarter. Self-serve advertisers also continued to exhibit strong retention characteristics, which helped channel revenue grow approximately 30% year over year in the second quarter. To build on this momentum and increase business owner engagement on Yelp, we modernized several elements of the business owner platform to make it easier for business owners to manage important information on their Yelp pages, such as responses to reviews and updates to operating hours or amenities. On the back end, we rolled out several billing and budget optimizations that yielded increases in new advertiser retention. Record customer acquisition and strong retention drove Self-serve channel growth Self-serve Revenue ~30% 2Q21 3Q21 4Q21 1Q22 2Q22

Our expanded portfolio of ad products and attribution solutions designed to help multi-location advertisers reach our high-intent audience enabled our Multi-location sales team to make progress against the large opportunity in National advertising in the second quarter. As a result, both **Paying advertising locations and Multi-location revenue reached new records, increasing by approximately 8% and 30%, respectively, from the prior year.**

Our product and engineering teams worked to further enhance our offerings both on and off Yelp in the second quarter. **We rolled out new themed ads for multi-location restaurant advertisers designed to drive takeout orders on Yelp.** Early results indicate a positive lift in Ad clicks in this category. We also added a new attribution partner to further develop our ability to demonstrate the efficacy of our products and continued to see strong use of our first-party solution, Yelp Store Visits.

Off Yelp, our Yelp Audiences product delivered results for multi-location advertisers looking to connect with our high-intent audience and run brand awareness campaigns beyond the Yelp platform. After officially launching in the second quarter of last year, we were pleased to see increased demand for this largely incremental offering that has expanded our addressable market to include non-location based advertisers: **revenue from Yelp Audiences grew by more than 100% year over year in the second quarter to reach an annual run rate exceeding $30 million.**

Sales team drove record Multi-location revenue with expanded product portfolio


Multi-location Revenue
~30%
2Q21
3Q21
4Q21
1Q22
2Q22

New themed ads to drive takeout orders


Breakfast & Brunch
Sort
Open Now
Price
Waitlist
Featured Takeout Options
Sponsored
Starbucks
Coffee & Tea
De Martino Resta
View Business
Sponsored Results
Search

7
24
Yelp Q2 2022

Deliver more value to advertisers

Yelp's broad category reach, high-intent traffic and dynamic ad system have positioned us well to respond to changes in consumer demand while continuing to deliver value to our advertisers. Amid a volatile macro environment, **Ad clicks increased from the first quarter, but declined by 11% from the prior year period,** which had benefited from significant reopening tailwinds amplified by elevated consumer spending. **At the same time, advertiser demand remained robust, causing Average CPC to be relatively consistent with the first quarter and increase by 32% year over year.**

We believe quality is just as important as quantity when it comes to Ad clicks, which is why our teams continued to focus on optimizing our ad system to match consumers with the right advertisers at the right time. Our efforts in this area drove greater value to our advertisers in the form of higher performing clicks in the first half of the year compared to 2021; on average, a greater percentage of Ad clicks converted to leads, which is an important quality indicator. As a result of this progress, **our second quarter retention rate of non-term advertisers' budgets ("NTC retention rate") remained consistent with the record result we achieved in the first quarter**, which we believe demonstrates the value delivered to advertisers. At the same time, we continue to have a long runway of projects to further improve ad quality and targeting.

Percentage Change in Ad Clicks and Average CPC, Y/Y



Ad Clicks
87%
28%
14%
4%
-11%
2Q21
3Q21
4Q21
1Q22
2Q22
Average CPC
-20%
-1%
7%
17%
32%
2Q21
3Q21
4Q21
1Q22
2Q22

8 / 24
Yelp Q2 2022

Ye lp Q 2 20 22 9 24 Enhance the consumer experience The considerable progress we have made in building advertising products in recent years has enabled us to allocate greater resources to enhancing the consumer experience on Yelp. With a broad pipeline of product and marketing initiatives, we believe that we can drive user engagement and audience growth over the long term. After making early progress in March with the launch of an improved map view search experience on Android, we worked to improve search matching and relevancy in the second quarter, leading to an increase in engagement per session. We may also opportunistically increase our investment in consumer performance marketing in the third quarter to drive app installs at attractive costs while better leveraging push notifications and email campaigns to re-engage existing users on both Android and iOS. With more than 244 million reviews of local businesses by the end of 2021, trusted content is core to Yelp’s consumer value proposition. To further increase the millions of reviews written every quarter, our team worked on reducing friction in the review writing process and prompting users to review recently visited businesses through smart push notifications, which have yielded promising early results. Leveraging smart push notifications to boost review contributions

Ye lp Q 2 20 22 10 24 Investing for growth Our opportunity in local advertising is significant and our product-driven model generates strong cash flow. As such, we plan to continue prioritizing investments that we believe will drive profitable growth over the long term, including product development and marketing. In addition to the leverage from our growth strategy, we believe that operating on a distributed basis will contribute to margin expansion over the long term. Our conviction in remote work has only increased over the past year as employee feedback has signaled strong support for our distributed operations; as such, we recently announced that we’ve formally embraced a fully remote working model. In addition to enabling us to attract a more diverse workforce while also offering employees better benefits and greater flexibility, remote work has also allowed us to more fully access talent both across and outside of the United States, particularly as we expand our product and engineering teams. We believe this strategy, in combination with our expected revenue growth, will enable us to reduce stock-based compensation expense as a percentage of revenue over time. With the vast majority of employees working remotely, we also plan to further reduce our real estate footprint. We have already executed a number of office space reductions, including subleasing a portion of our New York office space in July. We expect the reductions we have completed to date will yield an aggregate of approximately $25 million to $27 million in annual GAAP expense savings through the end of the related leases and subleases, approximately $9 million of which we have realized in the first half of the year. We anticipate this reduction in GAAP expenses will benefit Adjusted EBITDA by approximately $23 million to $25 million on an annual basis over the same timeframe, approximately $9 million of which we have realized in the first half of the year.

Ye lp Q 2 20 22 11 24 Prudent capital allocation Our capital allocation strategy consists of three main elements: 1) maintaining a healthy cash balance to fund our operations; 2) retaining a buffer for potential tuck-in acquisitions; and 3) returning excess capital to shareholders through share repurchases. In the second quarter, we repurchased $50 million worth of shares at an average purchase price of $31.75. At the end of the second quarter, we had $132 million remaining under our existing repurchase authorization. We plan to continue repurchasing shares, subject to market and economic conditions. We are also taking a disciplined approach to cash management and resumed purchases of marketable securities subsequent to the quarter end. We believe this approach will enable us to increase the interest earned on cash held on our balance sheet while maintaining flexibility in response to liquidity needs. As of July 29, 2022, we had purchased approximately $86 million of highly rated marketable securities, net of maturities. Authorization Date Prudent Capital Allocation Total Repurchase Authorization $1.2B Completed as of June 30, 2022 Remaining Authorization $200M Jul ‘17 Nov ‘18 Feb ‘19 Jan ‘20 $250M $250M $250M $250M Aug ‘21

Ye lp Q 2 20 22 12 24 In summary, Our team continued to execute against our plan in the second quarter, with our product-led initiatives delivering new highs against the background of a volatile macro environment. We are excited by the opportunities ahead to connect more consumers with great local businesses. We also believe that our broad-based local ad platform together with our rich first-party data position us well as we enter the second half of the year, providing us with even more confidence in our ability to drive long-term shareholder value. Sincerely, Jeremy Stoppelman David Schwarzbach

Second Quarter 2022
Financial Review

Revenue

Net revenue was $299 million in the second quarter of 2022, a 16% increase from the second quarter of 2021. Net revenue was $9 million above the high end of our second quarter business outlook range.



Net revenue
+16%
$257M
$299M
2Q21
2Q22

Advertising revenue was $284 million in the second quarter of 2022, up 16% from the second quarter of 2021, driven by higher aggregate customer spend and higher average revenue per location in both our Services and RR&O categories. The increase in revenue from Services businesses was driven primarily by growth in the Home Services category; the increase in revenue from RR&O businesses was primarily attributable to growth in Paying advertising locations.

Transactions revenue was $4 million in the second quarter of 2022, up 12% from the second quarter of 2021, primarily due to an increase in the per-order transaction fee from Grubhub following the renewal of our partnership in March 2022. The increase was partially offset by a lower volume of food takeout and delivery orders compared to the prior-year period.

Other revenue was $11 million in the second quarter of 2022, up 31% from the second quarter of 2021, primarily reflecting the continued growth of our Yelp Fusion program.

	Three Months Ended June 30,		Six Months Ended June 30,	
	2022	2021	2022	2021
Net revenue by product:				
Advertising revenue by category[1]:				
Services	$ 174,298	$ 152,522	$ 334,561	$ 293,209
Restaurants, Retail & Other	109,220	92,439	212,194	173,739
Advertising	283,518	244,961	546,755	466,948
Transactions	3,940	3,525	7,120	7,329
Other	11,426	8,702	21,637	15,007
Total net revenue	**$ 298,884**	**$ 257,188**	**$ 575,512**	**$ 489,284**

[1] Advertising revenue by category in 2022 reflects an updated method of disaggregation. Prior-period amounts have not been updated as it is impracticable to do so, given certain historical information was not available.

13
24
Yelp Q2 2022

Ye lp Q 2 20 22 14 24 Operating expenses, Net income & Adjusted EBITDA Cost of revenue (exclusive of depreciation and amortization) was $27 million in the second quarter of 2022, up 50% from the second quarter of 2021. The increase was primarily driven by higher advertising fulfillment costs largely attributable to the expansion of Yelp Audiences, higher website infrastructure expenses resulting from investments in maintaining and improving our infrastructure, and higher merchant credit card processing fees associated with the increase in Advertising revenue. Sales and marketing expenses were $129 million in the second quarter of 2022, up 14% from the second quarter of 2021. The increase was primarily driven by an increase in employee costs, including commissions and bonuses, due to higher average sales headcount compared to the prior-year period as well as higher marketing and advertising costs, reflecting our investment in consumer marketing. These increases were partially offset by a decrease in workplace operating costs from reductions in our leased office space. Product development expenses were $77 million in the second quarter of 2022, up 12% from the second quarter of 2021, primarily driven by an increase in employee costs, including bonuses and stock-based compensation, as a result of higher average headcount. General and administrative expenses were $38 million in the second quarter of 2022, down 15% from the second quarter of 2021, primarily driven by the impairment charges incurred in the prior-year period related to right-of-use assets and leasehold improvements for office space that was subleased, which did not recur in the current-year period. The decrease was partially offset by an increase in employee costs from higher average headcount and an increase in provision for doubtful accounts due to the increase in Advertising revenue, as well as a higher amount of COVID-19-related bad debt reserves released in the prior year. Total costs and expenses were $283 million in the second quarter of 2022, up 10% from $258 million in the second quarter of 2021. COR % of Revenue 7% 9% 2Q21 2Q22 S&M % of Revenue 44% 43% 2Q21 2Q22 PD % of Revenue 27% 26% 2Q21 2Q22 G&A % of Revenue 18%* 13% 2Q21 2Q22 *Includes asset impairment charges of $11M

Ye lp Q 2 20 22 15 24 Provision for income taxes was $9 million in the second quarter of 2022, compared to a $5 million benefit in the second quarter of 2021. The increase in the provision for income taxes in 2022 was primarily due to an increase in the estimated annual effective tax rate and increase in pre-tax income, partially offset by a decrease in discrete tax benefits related to stock-based compensation. Net income was $8 million in the second quarter of 2022 compared to Net income of $4 million in the second quarter of 2021. Diluted net income per share was $0.11 in the second quarter of 2022, an improvement from $0.05 in the second quarter of 2021, reflecting the increase in Net income. Adjusted EBITDA was $67 million in the second quarter of 2022, a 6% increase from $64 million in the second quarter of 2021 and a 40% increase from $48 million in the first quarter of 2022. Adjusted EBITDA margin decreased to 23% in the second quarter of 2022 from 25% in the second quarter of 2021, and increased six percentage points from the first quarter of 2022. Balance sheet and cash flow At the end of June 2022, we held $421 million in Cash and cash equivalents on our condensed consolidated balance sheet, with no debt. Net income +90% $4M $8M 2Q21 2Q22 Adjusted EBITDA +6% $64M $67M 2Q21 2Q22 M ar gi n 25% 23%

Business Outlook

Our strong second quarter results have heightened our growth expectations for the year despite continued macro uncertainty. In the third quarter, we anticipate Net revenue will increase from the second quarter to be in the range of $300 million to $310 million. In addition, **as a result of our second quarter performance and the strong advertiser demand that continued through July, we are raising our full year Net revenue outlook to a range of $1.18 billion to $1.20 billion.** We believe our current outlook balances the continued strength we have seen in advertiser demand with a macro outlook that assumes a modestly recessionary environment in the second half of the year.

We also expect Adjusted EBITDA will increase from the second quarter to be in the range of $65 million to $75 million for the third quarter. This range reflects a small increase in total expense compared to the second quarter, primarily driven by Sales & Marketing. In addition, we are currently seeing attractive performance marketing rates and may decide to further increase our investment in these channels over the course of the quarter, to the extent we can do so productively. Overall, **we continue to expect margin improvements in the second half of the year and anticipate Adjusted EBITDA to be between $265 million and $285 million for the full year.**

As a result of subleasing a portion of our New York office space in July, we expect to incur an impairment charge of approximately $10 million in the third quarter related to right-of-use assets and leasehold improvements associated with the underlying operating leases. We expect third quarter Net income (loss) to be reduced by the full amount of the charge, but do not expect it to impact Adjusted EBITDA.

	Third Quarter 2022	Full Year 2022
Net revenue	$300M-$310M	$1.18B-$1.20B
Adjusted EBITDA*	$65M-$75M	$265M-$285M
Stock-based compensation expense as a % of Net revenue	~12%	~13%
Depreciation and amortization as a % of Net revenue	~4%	~4%

*Yelp has not reconciled its Adjusted EBITDA outlook to GAAP Net income (loss) because it does not provide an outlook for GAAP Net income (loss) due to the uncertainty and potential variability of Other income, net and Provision for (benefit from) income taxes, which are reconciling items between Adjusted EBITDA and GAAP Net income (loss). Because Yelp cannot reasonably predict such items, a reconciliation of the non-GAAP financial measure outlook to the corresponding GAAP measure is not available without unreasonable effort. We caution, however, that such items could have a significant impact on the calculation of GAAP Net income (loss). For more information regarding the non-GAAP financial measures discussed in this release, please see "Non-GAAP Financial Measures" and "Reconciliation of GAAP to Non-GAAP Financial Measures" below.

Net Revenue Outlook


$1.03B
$1.18B-$1.20B
2021
2022E

Adjusted EBITDA Outlook


$246M
$265M-$285M
2021
2022E

16
24
Yelp Q2 2022

Ye lp Q 2 20 22 17 24 Quarterly Earnings Webcast Yelp will host a live webcast today at 2:00 p.m. PDT to discuss the second quarter 2022 financial results and outlook for the third quarter of and full year 2022. The webcast can be accessed on the Yelp Investor Relations website at yelp-ir.com. A replay of the webcast will be available at the same website. About Yelp Yelp Inc. (www.yelp.com) connects people with great local businesses. With trusted local business information, photos and review content, Yelp provides a one-stop local platform for consumers to discover, connect, and transact with local businesses of all sizes by making it easy to request a quote, join a waitlist, and make a reservation, appointment, or purchase. Yelp was founded in San Francisco in July 2004.

Ye lp Q 2 20 22 18 24 Condensed Consolidated Balance Sheets (In thousands; unaudited) June 30, 2022 December 31, 2021 Assets Current assets: Cash and cash equivalents $ 421,162 $ 479,783 Accounts receivable, net 124,690 107,358 Prepaid expenses and other current assets 65,334 57,536 Total current assets 611,186 644,677 Property, equipment and software, net 82,212 83,857 Operating lease right-of-use assets 122,698 140,785 Goodwill 101,526 105,128 Intangibles, net 9,679 10,673 Restricted cash 1,052 858 Other non-current assets 94,815 64,550 Total assets $ 1,023,168 $ 1,050,528 Liabilities and Stockholders’ Equity Current liabilities: Accounts payable and accrued liabilities $ 132,688 $ 119,620 Operating lease liabilities — current 41,177 40,237 Deferred revenue 6,141 4,156 Total current liabilities 180,006 164,013 Operating lease liabilities — long-term 105,809 127,979 Other long-term liabilities 18,749 7,218 Total liabilities 304,564 299,210 Stockholders’ equity: Common stock — — Additional paid-in capital 1,587,337 1,522,572 Treasury stock (3,138) — Accumulated other comprehensive loss (15,657) (11,090) Accumulated deficit (849,938) (760,164) Total stockholders’ equity 718,604 751,318 Total liabilities and stockholders’ equity $ 1,023,168 $ 1,050,528

Condensed Consolidated Statements of Operations (In thousands, except per share data; unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,	
	2022	2021	2022	2021
Net revenue	$ 298,884	$ 257,188	$ 575,512	$ 489,284
Costs and expenses:				
Cost of revenue[1]	26,988	17,993	50,417	32,867
Sales and marketing[1]	129,412	113,641	255,509	226,550
Product development[1]	76,848	68,695	157,533	136,687
General and administrative[1]	38,377	45,095	77,760	76,956
Depreciation and amortization	11,258	12,833	22,748	25,916
Restructuring	—	12	—	32
Total costs and expenses	282,883	258,269	563,967	499,008
Income (loss) from operations	16,001	(1,081)	11,545	(9,724)
Other income, net	1,327	542	2,256	1,247
Income (loss) before income taxes	17,328	(539)	13,801	(8,477)
Provision for (benefit from) income taxes	9,319	(4,751)	6,707	(6,893)
Net income (loss) attributable to common stockholders	**$ 8,009**	**$ 4,212**	**$ 7,094**	**$ (1,584)**
Net income (loss) per share attributable to common stockholders:				
Basic	**$ 0.11**	**$ 0.06**	**$ 0.10**	**$ (0.02)**
Diluted	**$ 0.11**	**$ 0.05**	**$ 0.10**	**$ (0.02)**
Weighted-average shares used to compute net income (loss) per share attributable to common stockholders:				
Basic	**71,217**	**74,807**	**71,427**	**75,025**
Diluted	**72,835**	**78,983**	**73,572**	**75,025**

[1]Includes stock-based compensation expense as follows:

	Three Months Ended June 30,		Six Months Ended June 30,	
	2022	2021	2022	2021
Cost of revenue	$ 1,248	$ 1,094	$ 2,553	$ 2,202
Sales and marketing	8,200	8,441	16,855	16,838
Product development	22,304	20,674	45,429	41,427
General and administrative	8,309	10,650	16,284	19,637
Total stock-based compensation	**$ 40,061**	**$ 40,859**	**$ 81,121**	**$ 80,104**

19 / 24
Yelp Q2 2022

Ye lp Q 2 20 22 20 24 Condensed Consolidated Statements of Cash Flows (In thousands; unaudited) Six Months Ended June 30, 2022 2021 Operating Activities Net income (loss) $ 7,094 $ (1,584) Adjustments to reconcile net income (loss) to net cash provided by operating activities: Depreciation and amortization 22,748 25,916 Provision for doubtful accounts 12,676 7,240 Stock-based compensation 81,121 80,104 Noncash lease cost 16,870 20,712 Deferred income taxes (24,114) (7,755) Amortization of deferred cost 8,413 6,881 Asset impairment — 11,164 Other adjustments, net 717 386 Changes in operating assets and liabilities: Accounts receivable (30,014) (20,382) Prepaid expenses and other assets (22,149) (6,793) Operating lease liabilities (19,813) (22,489) Accounts payable, accrued liabilities and other liabilities 24,683 15,707 Net cash provided by operating activities 78,232 109,107 Investing Activities Purchases of property, equipment and software (14,498) (13,286) Other investing activities 19 90 Net cash used in investing activities (14,479) (13,196) Financing Activities Proceeds from issuance of common stock for employee stock-based plans 11,026 15,587 Taxes paid related to the net share settlement of equity awards (32,046) (34,824) Repurchases of common stock (100,006) (114,157) Net cash used in financing activities (121,026) (133,394) Effect of exchange rate changes on cash, cash equivalents and restricted cash (1,154) 197 Change in cash, cash equivalents and restricted cash (58,427) (37,286) Cash, cash equivalents and restricted cash — Beginning of period 480,641 596,540 Cash, cash equivalents and restricted cash — End of period $ 422,214 $ 559,254

Ye lp Q 2 20 22 21 24 Reconciliation of GAAP to Non-GAAP Financial Measures (In thousands, except percentages; unaudited) Three Months Ended Six Months Ended June 30, 2022 March 31, 2022 June 30, 2021 June 30, 2022 June 30, 2021 Reconciliation of Net Income (Loss) to Adjusted EBITDA: Net income (loss) $ 8,009 $ (915) $ 4,212 $ 7,094 $ (1,584) Provision for (benefit from) income taxes 9,319 (2,612) (4,751) 6,707 (6,893) Other income, net (1,327) (929) (542) (2,256) (1,247) Depreciation and amortization 11,258 11,490 12,833 22,748 25,916 Stock-based compensation 40,061 41,060 40,859 81,121 80,104 Restructuring — — 12 — 32 Asset impairment¹ — — 11,164 — 11,164 Adjusted EBITDA $ 67,320 $ 48,094 $ 63,787 $ 115,414 $ 107,492 Net revenue $ 298,884 $ 276,628 $ 257,188 $ 575,512 $ 489,284 Net income (loss) margin 3% — % 2% 1% — % Adjusted EBITDA margin 23% 17% 25% 20% 22% 1 Recorded within general and administrative expenses on our Condensed Consolidated Statements of Operations.

Key Financial and Operational Metrics (In thousands, except for percentages; unaudited)

	2Q19	3Q19	4Q19	1Q20	2Q20	3Q20	4Q20	1Q21	2Q21	3Q21	4Q21	1Q22	2Q22
Advertising Revenue by Category[1]													
Services[2]	$124,098	$134,840	$137,501	$133,082	$109,583	$133,467	$138,887	$140,687	$152,522	$157,319	$157,242	$160,263	$174,298
Restaurants, Retail & Other[3]	$113,744	$118,258	$121,451	$107,011	$52,650	$77,700	$83,735	$81,300	$92,439	$99,511	$104,205	$102,974	$109,220
Total Advertising Revenue	$237,842	$253,098	$258,952	$240,093	$162,233	$211,167	$222,622	$221,987	$244,961	$256,830	$261,447	$263,237	$283,518
Paying Advertising Locations by Category[4]													
Services[2]	224	231	235	232	204	218	224	224	234	231	219	223	232
Restaurants, Retail & Other[3]	325	332	330	330	174	289	296	279	294	304	309	323	337
Total Paying Advertising Locations	549	563	565	562	378	507	520	503	528	535	528	546	569
Year-over-Year Percentage Change in Ad Clicks & Average CPC													
Ad Clicks[5]	42%	42%	33%	3%	-51%	-25%	-22%	-8%	87%	28%	14%	4%	-11%
Average CPC[6]	-25%	-22%	-16%	3%	35%	5%	4%	-3%	-20%	-1%	7%	17%	32%

[1] In 2021, the Company updated its method of disaggregating advertising revenue by category. Prior period amounts have not been updated as it is impracticable to do so, given certain historical information was not available. See our most recent annual Report on Form 10-K for more information.

[2] Includes Home, Local, Auto, Professional, Pets, Real Estate, Financial and Event Services categories

[3] Includes Restaurants, Shopping, Beauty & Fitness, Health and Other categories

[4] On a monthly average basis

[5] Ad clicks represent user interactions with our pay-for-performance advertising products, including clicks on advertisements on our website and mobile app, clicks on syndicated advertisements on third-party platforms, and Request-a-Quote submissions. Ad clicks do not include user interactions with ads sold through our advertising partnerships.

[6] We define Average CPC as revenue from our performance-based ad products — excluding revenue from our advertising partnerships as well as certain revenue adjustments that do not impact the outcome of an auction for an individual ad click, such as refunds — divided by the total number of ad clicks for a given period.

More information about the Company, including the Company's Key Operational and Financial Metrics definitions can be found in the Company's most recent Quarterly or Annual Report filed with the SEC, available at www.yelp-ir.com or the SEC's website at www.sec.gov.

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Yelp Q2 2022

Ye lp Q 2 20 22 Non-GAAP Financial Measures This letter and statements made during the above referenced webcast may include information relating to Adjusted EBITDA and Adjusted EBITDA margin, each of which is a "non-GAAP financial measure." We define Adjusted EBITDA as net income (loss), adjusted to exclude: provision for (benefit from) income taxes; other income, net; depreciation and amortization; stock-based compensation expense; and, in certain periods, certain other income and expense items, such as restructuring costs and impairment charges. We define Adjusted EBITDA margin as Adjusted EBITDA divided by net revenue. Adjusted EBITDA, which is not prepared under any comprehensive set of accounting rules or principles, has limitations as an analytical tool and you should not consider it in isolation or as a substitute for analysis of Yelp’s financial results as reported in accordance with generally accepted accounting principles in the United States (“GAAP”). In particular, Adjusted EBITDA should not be viewed as a substitute for, or superior to, net income (loss) prepared in accordance with GAAP as a measure of profitability or liquidity. Some of these limitations are: > although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect all cash capital expenditure requirements for such replacements or for new capital expenditure requirements; > Adjusted EBITDA does not reflect changes in, or cash requirements for, Yelp's working capital needs; > Adjusted EBITDA does not reflect the impact of the recording or release of valuation allowances or tax payments that may represent a reduction in cash available to Yelp; > Adjusted EBITDA does not consider the potentially dilutive impact of equity-based compensation; > Adjusted EBITDA does not take into account any income or costs that management determines are not indicative of ongoing operating performance, such as restructuring costs and impairment charges; and > other companies, including those in Yelp’s industry, may calculate Adjusted EBITDA differently, which reduces its usefulness as a comparative measure. Because of these limitations, you should consider Adjusted EBITDA and Adjusted EBITDA margin alongside other financial performance measures, net income (loss) and Yelp’s other GAAP results. Forward-Looking Statements This letter contains, and statements made during the above-referenced webcast will contain, forward-looking statements relating to, among other things, the future performance of Yelp and its consolidated subsidiaries that are based on Yelp’s current expectations, forecasts and assumptions and involve risks and uncertainties. These statements include, but are not limited to, statements regarding: > Yelp’s expected financial results for the third quarter and full year 2022; > Yelp’s confidence in its ability to drive momentum through the second half of 2022, execute against the opportunities ahead and drive profitable growth over the long term; > Yelp’s assessment of opportunities to drive more high-quality leads to Services advertisers in the years to come; > Yelp’s product investment priorities for 2022; > Yelp’s belief that its broad category reach, high-intent traffic and dynamic ad system position it well to respond to shifts in consumer demand while continuing to deliver value to its advertisers; > Yelp’s ability to further improve ad quality and targeting; > Yelp’s belief that it can achieve greater user engagement and audience growth over the long term through its product and marketing initiatives; > Yelp’s plans to opportunistically increase its investment in consumer performance marketing in the third quarter to drive app installs at attractive costs; > Yelp’s assessment of its opportunities in local advertising and to connect more consumers with great local businesses; > Yelp’s plans to continue prioritizing investments that it believes will drive profitable growth over the long term, including product development and marketing; > Yelp’s belief that operating on a distributed basis will contribute to margin expansion over the long term and, in combination with its expected revenue growth, enable it to reduce stock-based compensation expense as a percentage of revenue over time; 23 24

Ye lp Q 2 20 22 > Yelp’s plans to further reduce its real estate footprint as well as its expectations regarding the GAAP and non-GAAP annual savings it will be able to achieve as a result of its office space reductions to date; > Yelp’s plans to continue repurchases under its stock repurchase program; > Yelp’s ability to increase the interest earned on cash held on its balance sheet while maintaining flexibility to respond to liquidity needs; > Yelp’s belief that its broad-based local ad platform together with its rich first-party data position it well as it enters the second half of the year and in its ability to drive long-term shareholder value; > Yelp’s belief that its business outlook for the third quarter and full year 2022 appropriately balance the continued strength it has seen in advertiser demand with a macro outlook that assumes a modestly recessionary environment in the second half of the year; > Yelp’s expectation of margin improvements in the second half of 2022; and > Yelp’s expectation that it will incur an impairment charge in the third quarter as a result of its subleasing a portion of its New York office space as well as its expectations regarding the impact of such charge on its Net income (loss) and Adjusted EBITDA for the third quarter. Yelp’s actual results could differ materially from those predicted or implied by such forward-looking statements and reported results should not be considered as an indication of future performance. Factors that could cause or contribute to such differences include, but are not limited to: > adverse macroeconomic conditions and their impact on consumer behavior and advertiser spending; > fluctuations in the number of COVID-19 cases and the spread of COVID-19 variants, the vaccination rate in the United States, and any reimposition of COVID-19-related public health restrictions; > the impact of fears or actual outbreaks of disease, including COVID-19 and any variants thereof, and any resulting changes in consumer behavior, economic conditions or governmental actions; > maintaining and expanding Yelp’s base of advertisers, particularly as many businesses continue to face macroeconomic challenges, including labor and supply chain difficulties; > Yelp’s ability to continue to effectively operate with a primarily remote work force and attract and retain key talent; > Yelp’s limited operating history in an evolving industry; > Yelp’s ability to generate and maintain sufficient high-quality content from its users; > potential strategic opportunities and Yelp’s ability to successfully manage the acquisition and integration of new businesses, solutions or technologies, as well as its ability to monetize such acquired products, solutions or technologies; > Yelp’s reliance on traffic to its website from search engines like Google and Bing and the quality and reliability of such traffic; > maintaining a strong brand and managing negative publicity that may arise; and > Yelp’s ability to timely upgrade and develop its systems, infrastructure and customer service capabilities. Factors that could cause or contribute to such differences also include, but are not limited to, those factors that could affect Yelp’s business, operating results and stock price included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Yelp’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q at www.yelp-ir.com or the SEC’s website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this letter or the above-referenced webcast, which are based on information available to Yelp on the date hereof. Such forward-looking statements do not include the potential impact of any acquisitions or divestitures that may be announced and/or completed after the date hereof. Yelp assumes no obligation to update such statements. 24 24